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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), made and entered into this 27th day of February, 2000, by and between Register.com, Inc., a Delaware corporation (the "Company"), and Richard D. Forman (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company has a need for the Executive's personal services in an executive capacity; and

         WHEREAS, the Executive possesses the necessary strategic, financial, planning, operational and managerial skills necessary to fulfill those needs; and

         WHEREAS, the Executive and the Company desire to enter into a formal employment agreement to fully recognize the contributions of the Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.

         NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

         1. Position.

                  The Company hereby agrees to continue to employ the Executive to serve in the role of Chief Executive Officer of the Company, subject to the limitations set forth herein. As such, the Executive shall be responsible for, and have the authority with regard to, all duties and responsibilities commensurate with his position subject to the authority of the Board of Directors of the Company (the "Board"). The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform the duties generally associated with his position, as well as such other duties commensurate with his position as Chief Executive Officer as may be reasonably assigned by the Board. The Executive shall, at all times during the Term, report directly to the Board. The Executive shall perform his duties with reasonable diligence and faithfulness and shall devote his full business time (excluding periods of vacation and sick leave) and attention to such duties, provided the foregoing will not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies, (ii) managing his and his family's personal passive investments (iii) continuing to perform services in any capacity for Lease on Line, Inc. or managing real estate in the New York City area, provided that these activities do not materially interfere with the performance of the Executive's duties and responsibilities hereunder.

                  The Board shall, in good faith, consider the Executive's advice and recommendations, if any, in connection with any appointments or nominations to the Board. For so long as the Executive remains Chief Executive Officer of the Company, the Board will nominate Executive for membership to the Board and, if elected, Executive shall serve in such capacity without additional consideration.

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         2. Term of Employment and Renewal.

                  The term of Executive's employment under this Agreement will commence on the date of this Agreement (the "Effective Date"). Subject to the provisions of Section 11 of this Agreement, the term of Executive's employment hereunder shall be for an initial term of forty two (42) months from the Effective Date (the "Initial Term"). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a "Renewal Period") unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Term, or a Renewal Period, of such party's election not to extend this Agreement. References herein to the "Term" shall mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the "Expiration Date."

         3. Compensation and Benefits.

            (a) Salary. Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of Two Hundred Thousand Dollars ($200,000), payable in such installments as is the policy of the Company (as increased from time to time, the "Salary"), but no less frequently than monthly. Thereafter, the Board shall determine appropriate increases to Executive's Salary but in no event shall diminish the amount of Executive's Salary.

            (b) Bonus. The Executive shall be eligible to receive annual bonuses, at the discretion of the Board, provided that the structure and potential amount of the bonus shall be no less favorable than that offered to other senior executives at the Company.

            (c) Benefits. The Executive shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its employees, including, without limitation, group life, medical, surgical, dental and other health insurance, short and long-term disability, deferred compensation, profit-sharing, vacation and similar plans, under the terms and conditions of the applicable plans and/or policies; provided that the Executive shall be entitled to life insurance and long term disability benefits no less than the level of benefits in effect on the date immediately preceding the Effective Date. The Company may purchase one or more "key man" insurance policies on the Executive's life, each of which will be payable to and owned by the Company. The Company, in its sole discretion, may select the amount and type of key man life insurance purchased, and the Executive will have no interest in any such policy. The Executive will cooperate with the Company in securing this key man insurance, by submitting to all required medical examinations, supplying all information and executing all documents required in order for the Company to secure the insurance.

            (d) Stock Options.

                (i) At the time of the pricing of an initial public offering of the Company's stock (the "IPO"), the Compensation Committee of the Board shall grant the Executive, pursuant to the Company's 2000 Stock Option/Stock Issuance Plan, and under the terms and conditions set forth in the Company's standard Notice Of Grant of Stock Options, and the exhibits thereto, an option to purchase a total of five hundred twenty-five thousand (525,000) shares of the Company's common

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stock (the "Option Shares") at the following purchase prices: (a) as to one hundred seventy-five thousand (175,000) of the Option Shares, a price equal to ten percent above the IPO price (the "10% Shares"); (b) as to one hundred seventy-five thousand (175,000) of the Option Shares, a price equal to forty percent above the IPO price (the "40% Shares"); and (c) as to one hundred seventy-five thousand (175,000) of the Option Shares, a price equal to sixty percent above the IPO price (the "60% Shares"). This stock option (the "Stock Option") shall vest and become exercisable over a forty-two (42) month period, as long as the Executive is employed by the Company, in the following manner: as to the 10% Shares, over a fourteen (14) month period beginning on the date of the grant (the "Grant Date") at a rate of one fourteenth of the 10% Shares per month; once the Stock Option is fully vested as to the 10% Shares, the Stock Option shall vest and become exercisable as to the 40% Shares over a fourteen
(14) month period at a rate of one fourteenth of the 40% Shares per month; and once the Stock Option is fully vested as to the 40% Shares, the Stock Option shall vest and become exercisable as to the 60% Shares over a fourteen (14) month period at a rate of one fourteenth of the 60% Shares per month. The Stock Option shall immediately vest and become fully exercisable upon the termination of the Executive's employment without Cause or for Good Reason. The Stock Option shall, to the maximum extent permitted by applicable law, be designated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and to the extent not allowable, the Stock Option shall be a non-qualified stock option. The Executive shall be permitted to transfer any non-qualified stock option to his immediate family members, trusts (the beneficiaries of which are exclusively such family members), family partnerships or, subject to the approval of the Compensation Committee of the Board, other persons.

                (ii) In addition to the option grants described herein, at the sole discretion of the Compensation Committee of the Board, the Executive shall be eligible for additional annual grants of stock options.

            (e) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

            (f) Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years) and which may be accrued from year-to-year, if not used, up to a maximum of six (6) weeks, which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

            (g) Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites which other senior executives of the Company are entitled to receive and, at a minimum, all perquisites that the Executive is receiving as of the Effective Date.

            (h) Tax and Financial Planning. The Company shall reimburse the Executive for reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

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         4. Confidentiality, Disclosure of Information.

            (a) The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use or disclose any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder). The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available or known in the Company's industry, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company.

            (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company (or, in the event that the Executive continues as director of the Company, upon ceasing to be a director of the Company), and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company. Notwithstanding the foregoing, the Executive may retain (i) a copy of his rolodex and similar phone or electronic directories (collectively, the "Rolodex") to the extent such Rolodex does not contain information other than name, address, telephone number and similar information, (ii) copies of such other books and marketing materials used by the Executive in the performance of his duties hereunder, and (iii) any computers used by the Executive in the performance of his duties hereunder, provided that the Company shall retain sole ownership of the original Rolodex, books and marketing materials, and provided that the Executive provides the Company with all business-related data stored on such computer(s).

         5. Inventions Discovered by Executive.

                  The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, at any time after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then

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being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. ss. 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. ss. 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This
Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

         6. Non-Competition and Non-Solicitation.

                  The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive has had and will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

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            In recognition of this, the Executive covenants and agrees that:

            (a) During the Term, and for a period of one (1) year thereafter, the Executive may not, without the prior written consent of the Board, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever):
(i) conduct any business with any customer of the Company on behalf of any entity or person other than the Company (including the Executive) if such business is competitive with the products or services offered by the Company, or
(ii) perform any work competitive in any way with the products or services offered or planned to be brought to market by the Company during the Term or within one (1) year thereafter, on behalf of any entity or person other than the Company (including the Executive), provided that nothing herein shall prohibit the Executive from owning up to 5% of the securities of any company or venture fund, mutual fund or other similar investment vehicle as to which the Executive does not control or influence investment decisions, and provided that nothing herein shall prohibit the Executive from making other personal investments that otherwise might violate this sub-Section with the prior approval of the Board.

            (b) During the Term, (except as requested in connection with the performance of the Executive's duties and responsibilities hereunder), and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

            (c) During the Term, and for a period of one (1) year thereafter, except in the good faith performance of his duties hereunder, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, or reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

         7. Domain Name Registration Policy. The Executive must receive approval of the Board promptly following his registration of any domain name (other than if the Company is the registrant), such approval not to be unreasonably withheld. Should the Board decline to approve such registration, the Executive shall dispose of such domain registration rights as directed by the Board. At the time such approval is sought, the Executive must submit a signed written statement agreeing to the following:

            (a) The domain name being registered was thought of independently and not conceived of or recommended, directly or indirectly, by any customer, employee, consultant, director or partner of the Company other than the Executive.

            (b) The domain name does not infringe on the legal rights of any third party nor does it fall within the category of abusive registration (cybersquatting) in that: (1) the domain name is identical or similar to a trade or service mark; (2) the holder of the domain name has no rights or legitimate interests in respect to the domain name; or (3) the domain name has been registered and used in bad faith (bad faith is defined to include: an offer to sell the name, an attempt to confuse the complainant's customers, or an attempt to disrupt the complainant's business).

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            (c) The Executive cannot sell, license, transfer or negotiate the sale, license or transfer of this domain name for a period of ninety (90) days following registration of the name.

         8. Non Disparagement. The Executive agrees that, except in the good faith performance of his duties, at all times during the Term, and any additional periods during which he serves as an employee, consultant or director of the Company, the Executive will not make any public statement that is disparaging about the Company, or any of its officers or directors, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company. The Company likewise agrees that, during the Term, and any additional periods during which the Executive serves as an employee, consultant or director of the Company, it will not issue any formal public statement, and none of its executive officers or directors will make any public statement, that is disparaging of the Executive.

         9. Provisions Necessary and Reasonable.

                  The Executive agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company's business interests; and
(iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

            (a) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

            (b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

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         10. Representations Regarding Prior Work and Legal Obligations.

            (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.

            (b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer nor shall the Company require the Executive to divulge any such information. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

         11. Termination and Severance.

                  Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

            (a) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, within ninety (90) days of the Board's discovery of the Cause event, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive's willful and material breach of the terms of this Agreement, unless any such breach is susceptible to cure and is corrected within thirty (30) days following written notice by the Company specifying the details thereof; (ii) the Executive's conviction of any felony; or (iii) gross negligence or willful misconduct by the Executive having a material adverse impact on the Company; (iv) the Executive's willful refusal to attempt to perform his job duties (other than due to Disability, as defined below, or an approved leave) after his receipt of written notice from the Board. Upon the termination for Cause of the Executive's employment, the Company shall have no further obligation or liability to the Executive other than for unpaid Salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation.

            (b) Termination by the Company Without Cause. The Executive's employment hereunder may be terminated without Cause by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, as defined below, the Company shall pay or provide the Executive with: (i) unpaid Salary earned under this Agreement prior to the date of termination and any accrued but unused vacation; (ii) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) a pro-rata bonus equal to the amount the Executive would have received if employment continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to the Executive's termination and the denominator is the number of days in the bonus period; (iv) reimbursement for any unreimbursed business

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expenses incurred by the Executive through the date of termination; (v) any payments or benefits due under Company policies or benefit plans (collectively, (i) through (v), "Accrued Obligations"); (vi) all stock option or equity grants to the Executive shall vest in full so as to become fully exercisable and shall remain exercisable for five (5) years following the date of termination; (vii) on or within five (5) business days following the date of termination, a lump sum cash payment equal to the product of (A) one twelfth (1/12th) of the Executive's Salary (or, if improperly reduced, required to be in effect) and (B) the number of months remaining in the Term or twelve (12) months, whichever is greater; and (viii) medical and dental benefits for the Executive (and eligible dependents) under COBRA upon the same terms and conditions in effect on the date of termination for the eighteen (18) month period following the date of termination, provided that, to the extent the Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided hereunder, the Executive shall receive from the Company an additional payment in the amount necessary so that the Executive will have no additional cost for receiving such items or any additional payment. As a condition of receiving severance benefits pursuant to this Agreement, the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as Exhibit B.

            (c) Termination by the Executive. The Executive may terminate his employment hereunder upon one (1) month's written notice to the Company, provided, however, that the Company may pay the Executive his Salary in lieu of any part of such notice. The Executive may also terminate his employment hereunder for "Good Reason," within ninety (90) days of the occurrence of any of the following events (i) a material breach of this Agreement by the Company, including, but not limited to, any reduction of any part of the Executive's compensation (including Salary and bonus) or benefits or any failure to timely pay any part of the Executive's compensation (including Salary and bonus) or to provide the benefits contemplated herein; (ii) a change in the Executive's reporting relationship so that he no longer reports directly to the Board; (iii) a relocation of the Executive's worksite to a location 35 miles or more from its then-current location; (iv) any reduction or diminution (except temporarily during any period of physical or mental impairment) in the Executive's titles, positions, authorities, duties or responsibilities with the Company including, but not limited to, any assignment to the Executive of duties or responsibilities not commensurate with his position; (v) the failure for any reason of the Compensation Committee of the Board to grant the Stock Option on the terms set forth in this Agreement; or (viii) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement. The Executive shall give the Company thirty (30) days' written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified herein.

            (d) Death. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than the Accrued Obligations.

            (e) Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for
(a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice while Executive continues to be unable to perform the essential functions of the services contemplated hereunder that the Company has elected its right to terminate under this subsection 11(e), and the Company shall have no further obligation or duty to the Executive other than for the Accrued Obligations. For purposes of determining the Executive's entitlement to the benefits provided for in this sub-Section only, the existence or nonexistence of a disability shall be determined by a physician to be selected by the Executive and the Company in good faith.

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            (f) Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Term of the Agreement for a Renewal Period pursuant to Section 2 above, the Company shall continue to pay the Executive full compensation as defined in Section 3 of this Agreement from the date the Executive receives such notice through the Expiration Date, shall provide the Executive the Accrued Obligations and shall have no other obligations to the Executive.

            (g) No Mitigation/No Offset. The Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source or by any damages claimed by the Company (other than for agreed-upon debts or for damages arising out of embezzlement or similar malfeasance by the Executive).

            (h) Excise Tax. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A shall apply.

         12. Choice of Law.

                  The Executive acknowledges that a substantial portion of the Company's business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive's employment with the Company the Executive will have substantial contacts with New York.

                  The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be in the state or federal courts located in the State and City of New York and that such courts shall have personal jurisdiction over the parties to this Agreement.

         13. Miscellaneous.

            (a) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest but not otherwise, provided such successor in interest assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

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            (b) Withholding. All Salary and bonus payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level.

            (c) Entire Agreement. This Agreement and the Notice of Grant of Stock Options set forth the entire agreement between the parties on the subject matter contained herein and supersede any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment including, but not limited to, the prior written employment agreement between the parties, dated November 15, 1995, as amended.

            (d) Amendments. Any attempted modification of this Agreement will not be effective unless signed by an officer of the Company and the Executive.

            (e) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            (f) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                  If to the Company:

                  575 Eighth Avenue, 11th Floor
                  New York, NY 10018

                  With a copy to:

                  Brobeck, Phleger & Harrison LLP
                  1633 Broadway, 47th Floor
                  New York, New York  10019
                  Attn: Alexander D. Lynch

                  If to the Executive:

                  575 Eighth Avenue
                  New York, NY 10018

            (h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive's employment or termination of this Agreement.

            (i) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, which shall be resolved as set forth in Section 12 hereof) shall be resolved exclusively by arbitration in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association, in New York, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the American Arbitration Association and the arbitrator. The parties agree that the award of the arbitrator shall be final and binding.

            (j) Legal Fees.

                (i) The judge or arbitrator in any proceeding or arbitration arising out of this Agreement may award the prevailing party such party's reasonable legal fees and costs.

                (ii) The Company shall pay the legal fees and costs incurred by the Executive in connection with the negotiation and preparation of this Agreement upon the presentation of invoices in appropriate form.

            (k) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

            (l) Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

            (m) Advice of Counsel. The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

            (n) Insurance. The Company will cover the Executive under directors' and officers' liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.



EXECUTIVE                                     REGISTER.COM, INC.


/s/ Richard D. Forman                   By: /s/ Jack Levy
------------------------                    --------------------------------
RICHARD D. FORMAN                           JACK LEVY


                                        Title: General Counsel and Secretary
                                               -----------------------------


Dated: February 27, 2000                Dated:  February 27, 2000
      ------------------                        ----------------------------

                                    EXHIBIT A

                           GOLDEN PARACHUTE PROVISIONS

         (a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in paragraph (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

         (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's indepen-dent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

         (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

         (d) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

         (e) The Gross-up Payment or portion thereof provided for in paragraph
(c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (f) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

         (g) The Company shall be responsible for all charges of the Accountant.

         (h) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Appendix A.

                                    EXHIBIT B

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

         This Separation Agreement and General Release ("Agreement") is made and entered into this ____ day of _____, _____, by and between [COMPANY NAME] (hereinafter the "Company" or "Employer") and [EMPLOYEE NAME] ("Employee") (hereinafter collectively referred to as the "Parties"), and is made and entered into with reference to the following facts.

                                    RECITALS

         WHEREAS, Employee was hired by the Company on or about ________, as a ____________; and

         WHEREAS, the Company and Employee have agreed to terminate their employment relationship effective ______, ____; and

         WHEREAS, the Parties each desire to resolve any potential disputes which exist or may exist arising out of Employee's employment with the Company and/or the termination thereof.

         NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

                                    AGREEMENT

         1. Agreement By the Company. In exchange for Employee's agreement to be bound by the terms of this entire Agreement, including but not limited to the Release of Claims in paragraph 3, the Company agrees to provide Employee with [INSERT CONSIDERATION AS PROVIDED FOR IN PARAGRAPH 11 OF THE EMPLOYMENT AGREEMENT].

         Employee acknowledges that, absent this Agreement, s/he has no legal, contractual or other entitlement to the consideration set forth in this paragraph and that the amount set forth in this paragraph constitute valid and sufficient consideration for Employee's release of claims and other obligations set forth herein.

         2. Release of Claims. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the New York State Human Rights Law, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act. This release shall not be effective as to any claims, demands or causes of action arising out of acts or omissions occurring after the date of execution of this Agreement or based on any indemnification rights of the Executive under the Company's certificate of incorporation, by-laws or under applicable law.

         3. Acceptance of Agreement/[Revocation]. This Agreement was received by Employee on ______, ____. Employee may accept this Agreement by returning a signed original to the Company. This Agreement shall be withdrawn if not accepted in the above manner on or before _______.

         4. New York Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of New York. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State and County of New York, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

         5. Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT S/HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT S/HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.



DATED:  _____________________, ____         [COMPANY NAME]

                                            By:  __________________________
                                            Its: __________________________


DATED:  _____________________, ____         [EMPLOYEE NAME]